Exhibit 5.1

[LETTERHEAD OF MCDONALD CARANO WILSON LLP]

August 30, 2007

Board of Directors
GoFish Corporation
706 Mission Street, 10th Floor
San Francisco, California 94103

Re:	Registration Statement/Form SB-2 (File No. 333-145406)

Ladies and Gentlemen:

We have acted as special Nevada counsel to GoFish Corporation (the “Company”) in connection with the filing by the Company of a Registration Statement on Form SB-2, as amended (the “Registration Statement”), with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of the offering from time to time by the selling securityholders identified under “Selling Securityholders” in the prospectus forming a part of the Registration Statement of an aggregate of up to 16,011,036 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”) consisting of:

•
Up to 6,437,500 shares of Common Stock issuable upon conversion of the Company’s 6% Senior Convertible Notes due June 2010 (the “June 2007 Notes”) sold in a private placement transaction that closed in June 2007 (the “June 2007 Private Placement”);

•
Up to 5,402,036 shares of Common Stock, based on the Company’s good faith estimate, which may be issuable in the future if the Company elects to pay all interest due under the June 2007 Notes in shares of Common Stock;

•	Up to 3,862,500 shares of Common Stock issuable upon exercise of warrants (the “June 2007 Warrants”) sold in the June 2007 Private Placement; and

•
Up to 309,000 shares of Common Stock issuable upon exercise of placement agent warrants (the “June 2007 Placement Agent Warrants”) issued to the placement agents in connection with the June 2007 Private Placement.

As the special Nevada counsel to the Company in connection with the Registration Statement, we have examined the actions taken by the Company in connection with the respective grants and the authorization of the issuance of the Shares, and such documents as we have deemed necessary to render this opinion. For the purpose of the opinion rendered below, we have assumed that in connection with the issuance of the Shares, the Company will receive consideration in an amount not less than the aggregate par value of the Shares covered by each such issuance.

Based upon and subject to the foregoing, it is our opinion that the Shares, when issued and outstanding pursuant to the terms of the various agreements, will be duly authorized and will be validly issued, fully paid, and non-assessable Common Stock.

We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to all references to us in the Registration Statement and any amendments thereto.

Sincerely,

/s/ McDONALD CARANO WILSON LLP

McDONALD CARANO WILSON LLP